UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

NIELSEN HOLDINGS PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Explanatory Note: The following communication was made available by Nielsen Holdings plc to certain of its employees.

Message for Employee Stock Purchase Program participants

Internal Only

Update on the Employee Stock Purchase Program —No action required

As you know, Nielsen recently entered into a definitive agreement (“Transaction Agreement”) to be acquired by a consortium of private investment funds led by Evergreen Coast Capital Corporation, an affiliate of Elliott Investment Management L.P., and Brookfield Business Partners L.P. We know you have questions about total rewards programs. We will share more information with you as we know it. Additional information about the transaction will also be available in the proxy statement that we will file in connection with the shareholder vote to approve the transaction.

Today, we are providing an update on the Employee Stock Purchase Plan (“ESPP”) that you enrolled in. As part of the Transaction Agreement, effective April 1, 2022, Nielsen will suspend the Employee Stock Purchase Plan.

Because you were enrolled in the ESPP, the Q1 2022 stock purchase has proceeded consistent with prior quarters with no change.

•	Your payroll contributions were used to purchase Nielsen stock at a 5% discount, based on the closing share price of Nielsen stock on March 31, 2022.

•	The resulting shares have been/will be deposited into your trading account at Fidelity.

Going forward for Q2 2022 and beyond, the ESPP has been suspended. It is possible that contributions may have been withheld for Q2; any Q2 contributions that were withheld will be refunded to you in the next regular payroll cycle.

If you have any questions, contact Amandeep Tandon or Ding Wu.

Regards,

Brendon Perkins

SVP, Total Rewards

Copyright © 2022 The Nielsen Company (US), LLC. Confidential and proprietary. Do not distribute.

This message is for internal information only to employees of The Nielsen Company.

Additional Information and Where to Find It

This communication relates to the proposed transaction involving Nielsen. In connection with the proposed transaction, Nielsen will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including Nielsen’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that Nielsen may file with the SEC and send to its shareholders in connection with the proposed transaction. The proposed transaction will be submitted to Nielsen’s shareholders for their consideration. Before making any voting decision, Nielsen’s shareholders are urged to read all relevant documents filed or to be filed with the SEC, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available because they will contain important information about the proposed transaction.

Nielsen’s shareholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Nielsen, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Nielsen Holdings plc, 675 6th Avenue New York, NY 10011, Attention: Investor Relations; telephone (410) 717-7134, or from Nielsen’s website www.nielsen.com.

Participants in the Solicitation

Nielsen and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Nielsen’s directors and executive officers is available in Nielsen’s definitive proxy statement for its 2022 Annual General Meeting, which was filed with the SEC on April 5, 2022. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.